UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

Item 1: On March 23, 2009, BVF issued the following press release:

Leading Advisory Firm, PROXY Governance, Recommends
Avigen Shareholders Vote on GOLD Card to Remove Incumbent
Directors and Elect BVF’s Stockholder-Oriented Nominees

Monday March 23, 2009, 8:00 am EDT

NEW YORK, March 23 /PRNewswire/ -- Biotechnology Value Fund, L.P. (“BVF”) today announced that PROXY Governance, widely recognized as a leading independent proxy advisory firm, has recommended that shareholders vote for all BVF Proposals on the GOLD proxy card for the special meeting of Avigen, Inc. (Nasdaq: AVGN - News) to be held on March 27, 2009.

In its report PROXY Governance notes, “Under ordinary circumstances we believe the dissidents (BVF) must clear a high bar to justify a change in control of the board, and a still higher bar to remove a sitting CEO from the board. Given that the company is now in hibernation mode and a sale or liquidation is imminent, however - and the strong argument the dissidents have presented that shareholders face substantial risk if the board will not guarantee downside protection for their liquidity option - we believe shareholders would be best served by replacing the incumbent board with the dissident slate of nominees.”

The report further notes, “that shareholders best interests are better served by the dissidents. We take the dissidents at their word that they would pursue the best offer which guaranteed the liquidity downside because - as a fund with a clear fiduciary obligation to its investors, and no economic relationship with MediciNova - their interests are clearly aligned with all other shareholders in the pursuit of that goal.”

Mark Lampert, BVF Partner, stated, “We are gratified that PROXY Governance, a leader among the proxy advisory services, after thoughtful and insightful analysis, has recommended Avigen stockholders support our efforts to remove the current Board of Directors and replace them with our stockholder-oriented director nominees. We once again urge all stockholders to vote the GOLD proxy card for all BVF Proposals today.”

RiskMetrics Group, another leading independent proxy advisory service stated in their report, “the underperformance to peer indexes, positive market reaction to dissident involvement, the reactive nature of the company, governance concerns and the likely diverging incentive and risk tolerance of management and other shareholders such as BVF, we believe some change is needed and the board could benefit from greater shareholder representation.” Mr. Lampert commented, “While we disagree with RiskMetrics’ reluctance to recommend replacing the full Avigen Board, we do agree with the report’s description of the Board’s many failings. We encourage all shareholders to read these independent reports carefully.”